Exhibit 4.1

Execution Version

FIRST AMENDMENT TO

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (this “Amendment”) dated as of December 22, 2016 is among TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”) and the purchaser listed in Schedule A to the Note Purchase Agreement (as defined below) (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company and the Purchaser are parties to that certain Amended and Restated Note Purchase Agreement, dated as of July 1, 2016 (the “Note Purchase Agreement”), which amended and restated the Note Purchase Agreement, dated as of November 5, 2015, pursuant to which $125,000,000 aggregate principal amount of the Company’s 11.00% Senior Secured Notes due November 5, 2022 were issued to the Purchaser.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Purchaser do hereby agree as follows:

Section 1.Defined Terms.  Each capitalized term that is not defined in this Amendment shall have the meaning ascribed to such term in the Note Purchase Agreement.  Unless otherwise indicated, all section references in this Amendment refer to the Note Purchase Agreement.

Section 2.Amendments to Note Purchase Agreement.

(a)Section 10.1 of the Note Purchase Agreement is hereby amended by replacing “1.1 to 1” with “1.25 to 1”.

(b)Section 10.2 of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“10.2Consolidated Funded Indebtedness.

The Company will not permit the ratio of Consolidated Funded Indebtedness as of the end of any fiscal quarter to EBITDA (for the then most recently completed four fiscal quarters) to be greater than (i) 5.00 to 1 as of the end of any fiscal quarter ending during the period from and including March 31, 2017 through and including December 31, 2017, (ii) 4.75 to 1 as of the end of the fiscal quarters ending March 31, 2018 and June 30, 2018, (iii) 4.50 to 1 as of the end of the fiscal quarters ending September 30, 2018 and December 31, 2018, and (iv) 4.00 to 1 as of the end of any fiscal quarter ending thereafter.  There will be no requirement for a ratio of Consolidated Funded Indebtedness to EBITDA for the fiscal quarter ending December 31, 2016.”

(c)Section 10.3(i) of the Note Purchase Agreement is hereby amended to read in its

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entirety as follows:

“(i)Indebtedness under the Credit Agreement in an aggregate principal amount not exceeding $200,000,000;”

(d)Section 10.3(m) of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(m)other unsecured Indebtedness in an aggregate principal amount not exceeding $50,000,000 at any one time outstanding; and”

(e)Section 10.4 of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“10.4.  Capital Expenditures and Acquisitions.

(a)If, after giving effect thereto, the Pro Forma Leverage Ratio would be greater than 3.00 to 1, then the Company will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Company permit the aggregate amount of all Capital Expenditures to exceed $50,000,000 (or its equivalent in other currencies as of the date of each relevant transaction).  If, after giving effect thereto, the Pro Forma Leverage Ratio would be greater than 2.50 to 1, then the Company will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Company permit the aggregate amount of all Capital Expenditures to exceed $75,000,000 (or its equivalent in other currencies as of the date of each relevant transaction).

(b)If, after giving effect thereto, the Pro Forma Leverage Ratio would be greater than 3.00 to 1, then the Company will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Company permit the aggregate amount of all Acquisitions (excluding Acquisitions funded with the proceeds of equity contributions made to the Company for the purposes of payment of the consideration payable in connection with such Acquisition) to exceed $25,000,000 (or its equivalent in other currencies as of the date of each relevant transaction).  If, after giving effect thereto, the Pro Forma Leverage Ratio would be greater than 2.50 to 1, then the Company will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Company permit the aggregate amount of all Acquisitions (excluding Acquisitions funded with the proceeds of equity contributions made to the Company for the purposes of payment of the consideration payable in connection with such Acquisition) to exceed $50,000,000 (or its equivalent in other currencies as of the date of each relevant transaction).

(c)Subject to the foregoing provisions of this Section 10.4, the Company and the Restricted Subsidiaries may at any time make any Acquisition or Capital Expenditure.”

(f)The definition of Pledged Compressco Units is hereby amended and restated to read in its entirety as follows:

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““Pledged Compressco Units” means (a) prior to June 30, 2021, units representing limited partner Equity Interests in and to Compressco, including any warrants, options, common units, subordinated units, preferred units, incentive distribution rights or other rights entitling any entity to purchase or acquire any such units but excluding general partner interests and (b) on or after June 30, 2021, Compressco Units.”

Section 3.Conditions Precedent.  This Amendment shall not become effective until the date on which each of the following conditions are satisfied or waived (such date, the “First Amendment Effective Date”):

(a)Each of the parties hereto shall have received this Amendment, duly executed and delivered by the other party hereto.

(b)The Purchaser shall have received each of the following, each in form and substance satisfactory to the Purchaser:

(1)

a copy of the amendment to the Credit Agreement fully executed by the parties thereto, in form and substance satisfactory to the Purchaser, making changes which conform to the changes set forth herein; and

(2)	evidence satisfactory to the Purchaser that all conditions precedent to the effectiveness of such amendment to the Credit Agreement have been satisfied or waived.

(c)Each of the representations and warranties and certifications contained in Section 4 of this Amendment shall be true and correct.

(d)The Purchaser shall have received from the Company payment in immediately available funds of (i) an amendment fee in an amount equal to 0.25% of the aggregate principal amount of the Notes outstanding on the First Amendment Effective Date and (ii) all fees and all reimbursements of costs or expenses, in each case due and payable pursuant to Section 7 of this Amendment.

Section 4.Representations True; No Default.  The Company represents and warrants that the representations and warranties contained in the Note Purchase Agreement and the other Note Documents are true and correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent any such representation or warranty is expressly limited to an earlier date, in which case, on and as of the date hereof, such representation or warranty shall continue to be true and correct in all material respects as of such specified earlier date. The Company hereby certifies that no Default or Event of Default has occurred and is continuing.

Section 5.Ratification.  Except as expressly amended hereby, the Note Documents shall remain in full force and effect.  The Note Purchase Agreement, as hereby amended, and all rights and powers created thereby or thereunder and under the other Note Documents are in all respects ratified and confirmed and remain in full force and effect.

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Section 6.References.  The terms “Agreement” and “Note Purchase Agreement” as used in the Note Documents or any other instrument, document or writing furnished to the Purchaser by the Company or any Subsidiary Guarantor and referring to the Note Purchase Agreement shall mean the Note Purchase Agreement as hereby amended.

Section 7.Expenses.  The Company agrees to pay or reimburse the Purchaser for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Purchaser.

Section 8.Governing Law; etc..  This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State. Section 22.2 of the Note Purchase Agreement shall be incorporated herein by reference.

Section 9.Miscellaneous.  This Amendment (a) shall be binding upon and inure to the benefit of Company and the Purchaser and their respective successors, assigns, receivers and trustees (but Company shall not assign its rights hereunder without the express prior written consent of the Purchaser), (b) may be modified or amended only by a writing signed by the party against whom the same is to be enforced, (c) may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement, and (d) together with the other Note Documents, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.

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Exhibit 4.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers, effective as of the date first above written.

TETRA TECHNOLOGIES, INC.,

a Delaware corporation

By:  /s/ Joseph J. Meyer

Joseph J. Meyer, Vice President - Finance,

Treasurer and Assistant Secretary

[Signature Page to First Amendment]

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The foregoing is agreed

to as of the date thereof.

GSO Tetra Holdings LP

By:  GSO Tetra Holdings GP LLC

By: /s/ Marisa Beeney

Name:  Marisa Beeney

Title:  Authorized Person

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